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                                                                     EXHIBIT 5.1



                     Legal Opinion of Baker & Hostetler LLP,
                             counsel to the Company



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                                January 23, 2002



Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809

Ladies and Gentlemen:

         We have acted as counsel for Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration of shares of common stock of the Company, par value $.01 per share (the "Shares"), pursuant to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement is being filed to register 64,286 additional Shares for offer and sale under and pursuant to the Company's 1996 Stock Plan (the "Plan").

         In connection with the registration of 64,286 additional Shares for offer and sale under the pursuant to the Plan, we have examined the Company's Certificate of Incorporation, as amended, the Company's Bylaws, and the records, as exhibited to us, of the proceedings taken by the Company in connection with the registration of the Shares.

         It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                                    Very truly yours,

                                                    BAKER & HOSTETLER LLP

                                                    /s/ Baker & Hostetler LLP